Exhibit 15. Consent of Ernst & Young Ltd.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (1) each of the following registration statements of UBS AG on Form F-3 (Registration Numbers 333-52832; 333-52832-01 to -03; 333-46216; 333-46216-01 and -02; 333-46930; 333-64844; 333-62448; and 333-62448-01 to -04) and Form S-8 (Registration Numbers 333-57878; 333-50320; 333-49216; 333-49214; 333-49212; 333-49210; and 333-103956) and each related prospectus currently outstanding under any of the foregoing registration statements and (2) the base prospectus of Corporate Asset Backed Corporation (“CABCO”) dated June 23, 2004 (Registration Number 333-111572), the Form 8-K of CABCO dated June 23, 2004 (SEC File Number 001-13444), and the Prospectus Supplements relating to the CABCO Series 2004-101 Trust dated May 10, 2004 (Registration Number 033-91744) and May 13, 2004 (Registration Number 033-91744-05), of our report dated February 3, 2005, with respect to the consolidated financial statements of UBS AG included in this Annual Report (Form 20-F) for the year ended 31 December 2004.

Ernst & Young Ltd.

/s/ Roger Perkin	/s/ Dr. Andreas Blumer

Roger Perkin	Dr. Andreas Blumer
Chartered Accountant	Swiss Certified Accountant
in charge of the audit	in charge of the audit

Zurich, Switzerland
Dated: 16 March 2005